Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Thursday, October 24, 2019
AMERICAN AIRLINES GROUP REPORTS
THIRD-QUARTER 2019 PROFIT
FORT WORTH, Texas – American Airlines Group Inc. (NASDAQ: AAL) today reported its third-quarter 2019 results, including these highlights:

•
Reported third-quarter 2019 pre-tax income of $557 million and net income of $425 million. Excluding net special items, both pre-tax income and net income rose more than 15% year over year to $835 million and $630 million,[1] respectively.

•	Third-quarter earnings were $0.96 per diluted share. Excluding net special items, earnings per share grew 20% year over year to $1.42 per diluted share[1].

•
Reported record third-quarter revenue of $11.9 billion. Also reported third-quarter total revenue per available seat mile (TRASM) of 15.71 cents, an increase of 2% year over year. This marks the 12th consecutive quarter of TRASM growth.

•	Returned $244 million to shareholders in the form of dividends and share repurchases in the third quarter.

“We are pleased to report an earnings increase of 15% and earnings per share growth of 20% for the third quarter, excluding net special items” said Chairman and CEO Doug Parker. “However, we know that our results should have been better. Our third quarter was impacted by the continued grounding of the Boeing 737 MAX and the operational challenges resulting from ongoing labor contract negotiations. These challenges affected our customers, our shareholders and our team members, who we thank for their hard work and perseverance.”

“We are taking decisive action to correct this performance and are excited about our prospects for 2020 and beyond. As we look forward, we are committed to restoring operational excellence, growing efficiently and profitably, and generating significant free cash flow for our investors.”
Third-Quarter Revenue and Expenses
Pre-tax earnings excluding net special items for the third quarter of 2019 were $835 million, a 16% year-over-year increase from the third quarter of 2018. Excluding net special items, net income was $630 million, or $1.42 per diluted share.

American Airlines Group Reports Third Quarter 2019 Profit
October 24, 2019

	GAAP		Non-GAAP[1]
	3Q19	3Q18	3Q19	3Q18
Operating income ($ mil)	808	685	1,042	894

Pre-tax income ($ mil)	557	496	835	720
Pre-tax margin	4.7%	4.3%	7.0%	6.2%

Net income ($ mil)	425	372	630	547

Earnings per diluted share	$0.96	$0.81	$1.42	$1.19
Strong passenger demand drove a 3% year-over-year increase in third-quarter 2019 total revenue to a record $11.9 billion. Driven by a 3 percentage point increase in total passenger load factor, passenger revenue per available seat mile (PRASM) grew 3% to a record 14.50 cents. Cargo revenue decreased 20% to $208 million due primarily to a 17% decrease in cargo ton miles. Other revenue was down 4% to $708 million. Third-quarter 2019 TRASM increased by 2% year over year to a record 15.71 cents on a 1% increase in total available seat miles, marking the 12th consecutive quarter of growth.
Total third-quarter 2019 operating expenses were $11.1 billion, up 2% year over year. Total operating cost per available seat mile (CASM) was 14.64 cents in the third quarter of 2019, up 1% from the third quarter of 2018. Excluding fuel and net special items, third-quarter 2019 CASM was 11.07 cents, up 5% year over year due primarily to higher salaries and benefits, maintenance and regional expense, and lower than planned capacity.
DFW 900
Earlier this summer, American embarked on a network expansion project by adding approximately 100 daily departures at its largest hub, Dallas Fort Worth International Airport (DFW). The results have surpassed initial expectations, and, in the third quarter, the company grew domestic capacity at DFW by 9% and produced PRASM growth of 3.5% compared to 2018. This is the largest expansion of capacity at any hub in the U.S. in more than a decade and sets a positive precedent for American’s planned expansions next year at Charlotte Douglas International Airport and Ronald Reagan Washington National Airport in 2021.
Fleet Update
On March 13, a directive from the Federal Aviation Administration (FAA) grounded all U.S.-registered Boeing 737 MAX aircraft. The American fleet currently includes 24 MAX aircraft with an additional 76 aircraft on order, of which five were scheduled to be delivered in the third quarter. As a result of this directive, American canceled 9,475 flights in the third quarter of 2019. The company estimates that the cancellations in the third quarter negatively impacted pre-tax income by approximately $140 million.
The company has removed all MAX flying from its flight schedule through Jan. 15, 2020. With the flight cancellations extending through the remainder of 2019, the company now expects the MAX cancellations will negatively impact its full-year 2019 pre-tax income by approximately $540 million.
Operations
American has seen recent improvement in key operational metrics, including on-time departures and arrivals. The company’s on-time performance in September was its best performance in almost two years, and this improvement has continued into October.

American Airlines Group Reports Third Quarter 2019 Profit
October 24, 2019

American Airlines President Robert Isom said, “We continue to strengthen our operations with ongoing enhancements, including retiring older aircraft, simplifying our fleet and schedule, and fortifying our maintenance and airport resources. Our underlying execution is solid, and we are committed to returning American to a position of operational excellence.”
Share Repurchases and Dividends
American returned $200 million to shareholders through the repurchase of 7.3 million shares and also paid $44 million in dividends in the third quarter. The company has approximately $850 million remaining of its existing $2 billion share repurchase authorization2. In aggregate, American has returned more than $13 billion to shareholders over the past five years through share repurchases and dividends.
American also declared a dividend of 10 cents per share to be paid Nov. 20 to stockholders of record as of Nov. 6, 2019.
Guidance and Investor Update
American expects its fourth-quarter 2019 TRASM to be flat to up 2% year over year. The company also expects its fourth-quarter 2019 pre-tax margin excluding net special items to be between 5% and 7%3. Based on today’s guidance, American expects its 2019 diluted earnings per share excluding net special items to be between $4.50 and $5.503.
For additional financial forecasting detail, please refer to the company’s investor update, filed with this release with the SEC on Form 8-K. This filing will be available at aa.com/investorrelations.
Conference Call/Webcast Details
The company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through Nov. 24.
Notes
See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.
1Third quarter 2019 operating net special items principally included a $201 million noncash impairment charge related to the planned retirement of the company's Embraer E190 fleet, $72 million of fleet restructuring expenses and $29 million of merger integration expenses, offset in part by a $53 million credit to reduce certain litigation reserves. The company also reported $44 million of nonoperating net special items, which principally included mark-to-market net unrealized losses associated with certain equity and other investments.
2Share repurchases under the company’s repurchase programs may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases that may be made from time to time will be subject to market and economic conditions, applicable legal requirements and other relevant factors. The company is not obligated to repurchase any specific number of shares and its repurchase of AAG common stock may be limited, suspended or discontinued at any time at its discretion and without prior notice.
3American is unable to reconcile certain forward-looking projections to GAAP, as the nature or amount of net special items cannot be determined at this time.

American Airlines Group Reports Third Quarter 2019 Profit
October 24, 2019

About American Airlines Group
American Airlines offers customers 6,800 daily flights to more than 365 destinations in 61 countries from its hubs in Charlotte, Chicago, Dallas-Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. With a shared purpose of caring for people on life’s journey, American’s 130,000 global team members serve more than 200 million customers annually. Since 2013, American has invested more than $28 billion in its product and people and now flies the youngest fleet among U.S. network carriers, equipped with industry-leading high-speed Wi-Fi, lie-flat seats, and more inflight entertainment and access to power. American also has enhanced food and beverage options in the air and on the ground in its world-class Admirals Club and Flagship lounges. American was recently named a Five Star Global Airline by the Airline Passenger Experience Association and Airline of the Year by Air Transport World. American is a founding member of oneworld®, whose members serve 1,100 destinations in 180 countries and territories. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL and the company’s stock is included in the S&P 500. Learn more about what’s happening at American by visiting news.aa.com and connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.
Cautionary Statement Regarding Forward-Looking Statements and Information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on the company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in the company’s other filings with the Securities and Exchange Commission. There may be other factors of which the company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

American Airlines Group Reports Third Quarter 2019 Profit
October 24, 2019

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended September 30,		Percent Change	9 Months Ended September 30,		Percent Change
	2019	2018 (1)		2019	2018 (1)
Operating revenues:
Passenger	$10,995	$10,561	4.1	$31,663	$30,714	3.1
Cargo	208	260	(19.9)	647	748	(13.5)
Other	708	738	(4.1)	2,145	2,141	0.2
Total operating revenues	11,911	11,559	3.0	34,455	33,603	2.5
Operating expenses:
Aircraft fuel and related taxes	1,989	2,234	(11.0)	5,710	6,100	(6.4)
Salaries, wages and benefits	3,219	3,131	2.8	9,509	9,243	2.9
Regional expenses:
Fuel	485	506	(4.2)	1,395	1,369	1.8
Depreciation and amortization	84	76	11.2	246	241	2.2
Other	1,364	1,251	9.0	3,941	3,713	6.1
Maintenance, materials and repairs	610	526	15.9	1,745	1,499	16.4
Other rent and landing fees	530	502	5.5	1,568	1,463	7.2
Aircraft rent	335	318	5.2	996	939	6.1
Selling expenses	424	395	7.3	1,194	1,136	5.1
Depreciation and amortization	499	468	6.6	1,469	1,366	7.5
Special items, net	228	207	10.2	487	615	(20.8)
Other	1,336	1,260	6.1	3,859	3,834	0.6
Total operating expenses	11,103	10,874	2.1	32,119	31,518	1.9
Operating income	808	685	18.0	2,336	2,085	12.0
Nonoperating income (expense):
Interest income	34	29	18.0	103	84	21.6
Interest expense, net	(284)	(262)	8.2	(830)	(788)	5.3
Other income (expense), net	(1)	44	nm	76	108	(29.1)
Total nonoperating expense, net	(251)	(189)	32.7	(651)	(596)	9.2
Income before income taxes	557	496	12.4	1,685	1,489	13.1
Income tax provision	132	124	7.1	413	401	2.8
Net income	$425	$372	14.2	$1,272	$1,088	16.9

Earnings per common share:
Basic	$0.96	$0.81		$2.85	$2.34
Diluted	$0.96	$0.81		$2.84	$2.33
Weighted average shares outstanding (in thousands):
Basic	441,915	460,526		446,291	465,452
Diluted	442,401	461,507		447,139	466,908

(1)
In the fourth quarter of 2018, the company adopted Accounting Standards Update (ASU) 2016-02: Leases (Topic 842) (the New Lease Standard) as of January 1, 2018. In accordance with the New Lease Standard, the company has recast its 2018 financial information included herein to reflect the effects of adoption. For additional information, see Note 1(b) to AAG’s Consolidated Financial Statements in Part II, Item 8A of its 2018 Form 10-K filed on February 25, 2019.

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Third Quarter 2019 Profit
October 24, 2019

American Airlines Group Inc.
Consolidated Operating Statistics
(Unaudited)

	3 Months Ended September 30,		Change		9 Months Ended September 30,		Change
	2019	2018			2019	2018
Mainline
Revenue passenger miles (millions)	57,426	55,182	4.1%		161,184	156,307	3.1%
Available seat miles (ASM) (millions)	66,330	66,295	0.1%		187,848	188,711	(0.5)%
Passenger load factor (percent)	86.6	83.2	3.4	pts	85.8	82.8	3.0	pts
Passenger enplanements (thousands)	40,511	38,233	6.0%		117,065	111,647	4.9%
Departures (thousands)	287	282	1.6%		837	825	1.4%
Aircraft at end of period	940	949	(0.9)%		940	949	(0.9)%
Block hours (thousands)	898	916	(2.1)%		2,610	2,647	(1.4)%
Average stage length (miles)	1,234	1,272	(3.0)%		1,211	1,248	(3.0)%
Fuel consumption (gallons in millions)	981	978	0.2%		2,772	2,767	0.2%
Average aircraft fuel price including related taxes (dollars per gallon)	2.03	2.28	(11.2)%		2.06	2.20	(6.6)%
Full-time equivalent employees at end of period	103,800	105,100	(1.2)%		103,800	105,100	(1.2)%

Regional (1)
Revenue passenger miles (millions)	7,448	6,683	11.4%		21,150	19,282	9.7%
Available seat miles (millions)	9,490	8,744	8.5%		26,968	25,045	7.7%
Passenger load factor (percent)	78.5	76.4	2.1	pts	78.4	77.0	1.4	pts
Passenger enplanements (thousands)	15,420	14,342	7.5%		44,265	41,614	6.4%
Aircraft at end of period	612	592	3.4%		612	592	3.4%
Fuel consumption (gallons in millions)	228	212	7.6%		648	600	8.0%
Average aircraft fuel price including related taxes (dollars per gallon)	2.13	2.39	(10.9)%		2.15	2.28	(5.7)%
Full-time equivalent employees at end of period (2)	28,100	25,400	10.6%		28,100	25,400	10.6%

Total Mainline & Regional
Revenue passenger miles (millions)	64,874	61,865	4.9%		182,334	175,589	3.8%
Available seat miles (millions)	75,820	75,039	1.0%		214,816	213,756	0.5%
Passenger load factor (percent)	85.6	82.4	3.2	pts	84.9	82.1	2.8	pts
Yield (cents)	16.95	17.07	(0.7)%		17.37	17.49	(0.7)%
Passenger revenue per ASM (cents)	14.50	14.07	3.0%		14.74	14.37	2.6%
Total revenue per ASM (cents)	15.71	15.40	2.0%		16.04	15.72	2.0%
Cargo ton miles (millions)	621	743	(16.5)%		1,889	2,199	(14.1)%
Cargo yield per ton mile (cents)	33.57	34.98	(4.0)%		34.24	34.03	0.6%
Passenger enplanements (thousands)	55,931	52,575	6.4%		161,330	153,261	5.3%
Aircraft at end of period (3)	1,552	1,541	0.7%		1,552	1,541	0.7%
Fuel consumption (gallons in millions)	1,209	1,190	1.5%		3,420	3,367	1.6%
Average aircraft fuel price including related taxes (dollars per gallon)	2.05	2.30	(11.1)%		2.08	2.22	(6.4)%
Full-time equivalent employees at end of period	131,900	130,500	1.1%		131,900	130,500	1.1%
Operating cost per ASM (cents)	14.64	14.49	1.0%		14.95	14.74	1.4%
Operating cost per ASM excluding net special items (cents)	14.33	14.21	0.9%		14.72	14.46	1.8%
Operating cost per ASM excluding net special items and fuel (cents)	11.07	10.56	4.8%		11.41	10.96	4.1%

(1)	Regional includes wholly-owned regional airline subsidiaries and operating results from capacity purchase carriers.

(2)	Regional full-time equivalent employees only include our wholly-owned regional airline subsidiaries.

(3)
Includes aircraft owned and leased by American as well as aircraft operated by third-party regional carriers under capacity purchase agreements. Excludes 7 Embraer 140 regional aircraft that are in temporary storage.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third Quarter 2019 Profit
October 24, 2019

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended September 30,				9 Months Ended September 30,
	2019	2018	Change		2019	2018	Change
Domestic (1)
Revenue passenger miles (millions)	41,951	40,321	4.0%		121,144	116,649	3.9%
Available seat miles (ASM) (millions)	48,821	48,260	1.2%		141,153	138,970	1.6%
Passenger load factor (percent)	85.9	83.6	2.3	pts	85.8	83.9	1.9	pts
Passenger revenue (dollars in millions)	7,814	7,424	5.3%		23,048	22,071	4.4%
Yield (cents)	18.63	18.41	1.2%		19.03	18.92	0.6%
Passenger revenue per ASM (cents)	16.00	15.38	4.0%		16.33	15.88	2.8%

Latin America (2)
Revenue passenger miles (millions)	7,615	7,411	2.8%		23,795	23,398	1.7%
Available seat miles (millions)	8,813	9,274	(5.0)%		28,177	29,407	(4.2)%
Passenger load factor (percent)	86.4	79.9	6.5	pts	84.4	79.6	4.8	pts
Passenger revenue (dollars in millions)	1,218	1,210	0.6%		3,829	3,939	(2.8)%
Yield (cents)	15.99	16.33	(2.1)%		16.09	16.83	(4.4)%
Passenger revenue per ASM (cents)	13.82	13.05	5.9%		13.59	13.39	1.5%

Atlantic
Revenue passenger miles (millions)	11,707	10,110	15.8%		26,513	23,631	12.2%
Available seat miles (millions)	13,914	12,503	11.3%		32,638	30,554	6.8%
Passenger load factor (percent)	84.1	80.9	3.2	pts	81.2	77.3	3.9	pts
Passenger revenue (dollars in millions)	1,596	1,504	6.1%		3,677	3,471	5.9%
Yield (cents)	13.64	14.88	(8.3)%		13.87	14.69	(5.6)%
Passenger revenue per ASM (cents)	11.47	12.03	(4.6)%		11.27	11.36	(0.8)%

Pacific
Revenue passenger miles (millions)	3,601	4,023	(10.5)%		10,882	11,911	(8.6)%
Available seat miles (millions)	4,272	5,002	(14.6)%		12,848	14,825	(13.3)%
Passenger load factor (percent)	84.3	80.4	3.9	pts	84.7	80.3	4.4	pts
Passenger revenue (dollars in millions)	367	423	(13.2)%		1,109	1,233	(10.1)%
Yield (cents)	10.20	10.51	(3.0)%		10.19	10.35	(1.6)%
Passenger revenue per ASM (cents)	8.59	8.46	1.6%		8.63	8.32	3.7%

Total International
Revenue passenger miles (millions)	22,923	21,544	6.4%		61,190	58,940	3.8%
Available seat miles (millions)	26,999	26,779	0.8%		73,663	74,786	(1.5)%
Passenger load factor (percent)	84.9	80.4	4.5	pts	83.1	78.8	4.3	pts
Passenger revenue (dollars in millions)	3,181	3,137	1.4%		8,615	8,643	(0.3)%
Yield (cents)	13.88	14.56	(4.7)%		14.08	14.66	(4.0)%
Passenger revenue per ASM (cents)	11.78	11.71	0.6%		11.70	11.56	1.2%

(1)	Domestic results include Canada, Puerto Rico and U.S. Virgin Islands.

(2)	Latin America results include the Caribbean.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Third Quarter 2019 Profit
October 24, 2019

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the company) sometimes uses financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Net Special Items (non-GAAP measure)

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Net Special Items (non-GAAP measure)

•	Net Income (GAAP measure) to Net Income Excluding Net Special Items (non-GAAP measure)

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Net Special Items (non-GAAP measure)

•	Operating Income (GAAP measure) to Operating Income Excluding Net Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the company's current operating performance and to allow for period-to-period comparisons. As net special items may vary from period-to-period in nature and amount, the adjustment to exclude net special items allows management an additional tool to understand the company’s core operating performance.
Additionally, the tables below present the reconciliations of total operating costs (GAAP measure) to total operating costs excluding net special items and fuel (non-GAAP measure). Management uses total operating costs excluding net special items and fuel to evaluate the company's current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and net special items allows management an additional tool to understand and analyze the company’s non-fuel costs and core operating performance.

Reconciliation of Pre-Tax Income Excluding Net Special Items	3 Months Ended September 30,		Percent Change	9 Months Ended September 30,		Percent Change
	2019	2018		2019	2018
	(in millions, except per share amounts)			(in millions, except per share amounts)
Pre-tax income as reported	$557	$496		$1,685	$1,489
Pre-tax net special items:
Mainline operating special items, net (1)	228	207		487	615
Regional operating special items, net	6	2		6	1
Nonoperating special items, net (2)	44	15		43	95
Total pre-tax net special items	278	224		536	711
Pre-tax income excluding net special items	$835	$720	16.0%	$2,221	$2,200	0.9%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$557	$496		$1,685	$1,489
Total operating revenues as reported	$11,911	$11,559		$34,455	$33,603
Pre-tax margin	4.7%	4.3%		4.9%	4.4%

Calculation of Pre-Tax Margin Excluding Net Special Items
Pre-tax income excluding net special items	$835	$720		$2,221	$2,200
Total operating revenues as reported	$11,911	$11,559		$34,455	$33,603
Pre-tax margin excluding net special items	7.0%	6.2%		6.4%	6.5%

Reconciliation of Net Income Excluding Net Special Items
Net income as reported	$425	$372		$1,272	$1,088
Net special items:
Total pre-tax net special items (1), (2)	278	224		536	711
Income tax special items, net (3)	—	—		—	40
Net tax effect of net special items	(73)	(49)		(131)	(169)
Net income excluding net special items	$630	$547	15.2%	$1,677	$1,670	0.4%

Reconciliation of Basic and Diluted Earnings Per Share Excluding Net Special Items
Net income excluding net special items	$630	$547		$1,677	$1,670
Shares used for computation (in thousands):
Basic	441,915	460,526		446,291	465,452
Diluted	442,401	461,507		447,139	466,908
Earnings per share excluding net special items:
Basic	$1.43	$1.19		$3.76	$3.59
Diluted	$1.42	$1.19		$3.75	$3.58

American Airlines Group Reports Third Quarter 2019 Profit
October 24, 2019

Reconciliation of Operating Income Excluding Net Special Items	3 Months Ended September 30,		9 Months Ended September 30,
	2019	2018	2019	2018
	(in millions)		(in millions)
Operating income as reported	$808	$685	$2,336	$2,085
Operating net special items:
Mainline operating special items, net (1)	228	207	487	615
Regional operating special items, net	6	2	6	1
Operating income excluding net special items	$1,042	$894	$2,829	$2,701

Reconciliation of Total Operating Cost per ASM Excluding Net Special Items and Fuel
Total operating expenses as reported	$11,103	$10,874	$32,119	$31,518
Operating net special items:
Mainline operating special items, net (1)	(228)	(207)	(487)	(615)
Regional operating special items, net	(6)	(2)	(6)	(1)
Total operating expenses, excluding net special items	10,869	10,665	31,626	30,902
Fuel:
Aircraft fuel and related taxes - mainline	(1,989)	(2,234)	(5,710)	(6,100)
Aircraft fuel and related taxes - regional	(485)	(506)	(1,395)	(1,369)
Total operating expenses, excluding net special items and fuel	$8,395	$7,925	$24,521	$23,433
	(in cents)		(in cents)
Total operating expenses per ASM as reported	14.64	14.49	14.95	14.74
Operating net special items per ASM:
Mainline operating special items, net (1)	(0.30)	(0.28)	(0.23)	(0.29)
Regional operating special items, net	(0.01)	—	—	—
Total operating expenses per ASM, excluding net special items	14.33	14.21	14.72	14.46
Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.62)	(2.98)	(2.66)	(2.85)
Aircraft fuel and related taxes - regional	(0.64)	(0.67)	(0.65)	(0.64)
Total operating expenses per ASM, excluding net special items and fuel	11.07	10.56	11.41	10.96
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

(1)
The 2019 third quarter mainline operating special items, net principally included a $201 million non-cash impairment charge related to the planned retirement of the company's Embraer E190 fleet, $72 million of fleet restructuring expenses and $29 million of merger integration expenses, offset in part by a $53 million credit to reduce certain litigation reserves. The 2019 nine month period mainline operating special items, net principally included $232 million of fleet restructuring expenses, the $201 million non-cash fleet impairment charge discussed above and $106 million of merger integration expenses, offset in part by the $53 million credit to reduce certain litigation reserves.

The 2018 third quarter mainline operating special items, net principally included $101 million of fleet restructuring expenses and $68 million of merger integration expenses. The 2018 nine month period mainline operating special items, net principally included $327 million of fleet restructuring expenses, $188 million of merger integration expenses, a $45 million litigation settlement and a $26 million non-cash charge to write off the company's Brazil route authority intangible asset as a result of the U.S.-Brazil open skies agreement, offset in part by a $39 million net credit resulting from mark-to-market adjustments on bankruptcy obligations.
Fleet restructuring expenses principally included accelerated depreciation and rent expense for aircraft and related equipment grounded or expected to be grounded earlier than planned. Merger integration expenses included costs associated with integration projects, principally the company's technical operations, flight attendant, human resources and payroll systems.

(2)	Principally included mark-to-market net unrealized losses associated with certain equity and other investments.

(3)
Income tax special items, net for the 2018 nine month period included a $22 million charge to income tax expense to establish a required valuation allowance related to the company's estimated refund for Alternative Minimum Tax (AMT) credits and an $18 million charge related to an international income tax matter.

American Airlines Group Reports Third Quarter 2019 Profit
October 24, 2019

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2019	December 31, 2018 (1)
	(unaudited)
Assets
Current assets
Cash	$312	$275
Short-term investments	4,856	4,485
Restricted cash and short-term investments	158	154
Accounts receivable, net	1,850	1,706
Aircraft fuel, spare parts and supplies, net	1,800	1,522
Prepaid expenses and other	596	495
Total current assets	9,572	8,637
Operating property and equipment
Flight equipment	42,320	41,499
Ground property and equipment	9,232	8,764
Equipment purchase deposits	1,567	1,278
Total property and equipment, at cost	53,119	51,541
Less accumulated depreciation and amortization	(18,500)	(17,443)
Total property and equipment, net	34,619	34,098
Operating lease right-of-use assets	8,842	9,151
Other assets
Goodwill	4,091	4,091
Intangibles, net	2,095	2,137
Deferred tax asset	666	1,145
Other assets	1,290	1,321
Total other assets	8,142	8,694
Total assets	$61,175	$60,580

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Current maturities of long-term debt and finance leases	$3,608	$3,294
Accounts payable	1,932	1,773
Accrued salaries and wages	1,413	1,427
Air traffic liability	5,569	4,339
Loyalty program liability	3,197	3,267
Operating lease liabilities	1,672	1,654
Other accrued liabilities	2,169	2,342
Total current liabilities	19,560	18,096
Noncurrent liabilities
Long-term debt and finance leases, net of current maturities	21,625	21,179
Pension and postretirement benefits	5,609	6,907
Loyalty program liability	5,325	5,272
Operating lease liabilities	7,535	7,902
Other liabilities	1,361	1,393
Total noncurrent liabilities	41,455	42,653
Stockholders' equity (deficit)
Common stock	4	5
Additional paid-in capital	4,208	4,964
Accumulated other comprehensive loss	(5,946)	(5,896)
Retained earnings	1,894	758
Total stockholders' equity (deficit)	160	(169)
Total liabilities and stockholders’ equity (deficit)	$61,175	$60,580

(1)
On January 1, 2019, the company adopted ASU 2018-02: Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. In accordance with the transition provisions of this new standard, the company has recast its 2018 balance sheet to reflect the effects of adoption. For additional information, see Note 1(b) to AAG’s Condensed Consolidated Financial Statements in Part I, Item 1A of its third quarter 2019 Form 10-Q filed on October 24, 2019.